Exhibit 10.2

EXECUTIVE COMPENSATION AGREEMENT

This Executive Compensation Agreement (the “Agreement”) is made and entered into as of August 16, 2018 (the “Effective Date”), by and between Michael Hinshaw (the “Executive”), McorpCX, LLC (the “Company” and together with the Executive, the “Parties”).

The Company desires the continuing employment of the Executive and Executive desires to continue such employment, on the basis of the mutual covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.     Duties and Scope of Employment. The Company shall employ Executive in the position of President, and Executive accepts such employment, on the terms and conditions set forth in this Agreement. Executive agrees to undertake and perform all duties required as President, as may from time-to-time reasonably be determined and assigned to him by the Board of Managers (the “Board”) of the Company, or its designee, which includes the general supervision, management, organization, administration and operation of the Company in the ordinary course of business and the specific duties outlined in Schedule “A” attached hereto. The Board or the Board’s designee shall have the right to reasonably revise such duties and responsibilities from time to time, as they deem necessary or appropriate. Executive shall perform the duties and responsibilities assigned to him faithfully, diligently, professionally, and in the best interests of the Company. Executive shall at all times perform such duties in compliance with any and all laws, rules, regulations, and policies applicable to the Company of which Executive is aware. Executive shall also adhere to and obey all written rules and policies governing the conduct of the Company’s employees as may be established and modified from time-to-time.

2.     Exclusive Services. During Executive’s employment with the Company, Executive agrees not to actively engage in any other employment, occupation or consulting activity that would result in direct competition with the services offered by the Company, without the prior approval of the Board. Notwithstanding the forgoing, the Executive may engage in any non-competitive business or charitable activities, whether for compensation or without compensation, without the prior approval of the Board, so long as such activities do not materially interfere with Executive’s responsibilities to the Company or directly compete with the products and services offered by the Company. Such activities shall include, but are not limited to: public speaking, teaching or training in both academic and non-academic settings, executive coaching, non-compensatory advisory functions with entities that do not compete with the Company, director positions with chartable entities or businesses that do not compete with the goods and services offered by the Company, participation on executive or advisory boards, and writing (the “Non-Competitive Activities”). Company expressly acknowledges and agrees that all activities performed by Executive other than those which would specifically and directly compete with the product and service offerings of Company shall be considered Non-Competitive Activities and will not require prior Board approval. By way of example and not limitation, Executive’s participation in a speaking event covering customer experience-related topics would be considered a Non-Competitive Activity despite the fact that Company’s business includes customer experience services.

3.     Employment Term. Unless otherwise terminated earlier as provided in Section 5, Executive’s employment with the Company pursuant to this Agreement shall commence on the Effective Date and shall continue for a period of six (6) months (the “Initial Term”); provided that this Agreement shall automatically renew for successive three-month periods beginning upon completion of the Initial Term and renewing on each anniversary thereafter unless either the Company or the Executive provide written notice to the other of its intention not to renew the Agreement at least sixty (60) days prior to the end of any three-month term (each such additional three-month period being an “Extended Term”, and collectively with the Initial Term being the “Employment Term”).

4.     Compensation and Benefits.

(a)     Base Salary. The Company shall pay Executive as compensation for Executive’s services an annualized base salary of Two Hundred Fifty Thousand Dollars ($250,000.00). Such salary shall be subject to applicable tax withholding and shall be paid periodically in accordance with normal Company payroll practices. The base salary may be increased pursuant to annual review by the Board in accordance with this Agreement. Notwithstanding any such increase following an annual review, the base salary shall be increased to account for an indexed cost of living adjustment, but in any event no less than a two percent (2%) increase per year. Executive shall also be entitled to indemnification from the Company for claims asserted against Executive in connection with Executive’s performance of his duties and shall be covered under any officer and director liability insurance policy maintained by the Company.

(b)     Variable Compensation. In addition to the base salary, Executive will receive variable compensation under this Agreement as set forth below (collectively, the “Variable Compensation”):

(i)     Gross Revenue Payment: Executive shall receive quarterly payments based on the Company’s gross revenue as follows: (A) 2.5% of all gross revenue recognized by the Company in the Company’s financial statements prepared in accordance with United States generally accepted accounting principles in any fiscal year, plus (B) an additional 2.5% (for a total of 5%) of all gross revenue recognized by the Company in excess of $5,000,000.00 in any fiscal year. Such compensation shall be calculated on a quarterly basis for the Company’s first three fiscal quarters by multiplying the total gross revenue for each fiscal quarter by 2.5%, with the Company making a corresponding payment to Executive within 30 days following the end of each of the Company’s first three fiscal quarters. Upon completion of each full fiscal year after the Effective Date, the Company will calculate the total compensation owed to the Executive under this Section 4(b)(i) by multiplying the total gross revenue recognized by the Company in the Company’s annual financial statements prepared in accordance with United States generally accepted accounting principles by 2.5% plus the product of any gross revenue recognized by the Company in excess of $5,000,000.00 during the last completed fiscal year multiplied by an additional 2.5%, less all amounts previously paid to Executive under this Section 4(b)(i) in the first three fiscal quarters of such fiscal year. All amounts owed to the Executive under this annual calculation shall be paid within 90 days after each fiscal year end.

(ii)     Sales Commission: Executive shall also receive an amount up to 10% of the aggregate of all fees received by the Company from existing clients of the Company for projects that were not agreed to as of the Effective Date (“New Projects”), and for all projects with clients of the Company that were not clients of the Company as of the Effective Date (“New Clients”)where such New Projects or projects from New Clients were originated by Mr. Hinshaw, , provided that the Executive acknowledges that the aggregate sales commission paid to both the Executive under this Section 4(b)(ii) and to other persons related to the same New Project or project from a New Client will not exceed 15% of the total fees received by the Company on such New Project or project from a New Client (the “Sales Commission Cap”). The compensation payable to the Executive in this Section 4(b)(ii) shall be paid to Executive within 15 days of the Company’s receipt of fees from either New Clients or fees related to New Projects.

(iii) Benefits. Executive shall be eligible to participate in any employee benefit plans (‘Plans”) that are available or may become available to other employees of the Company. The adoption and maintenance of such Plans are at the discretion of the Board, subject in each case to the generally applicable terms and conditions of the Plan or applicable program and to the determination of any committee administering such Plan or program. Executive may work virtually up to one hundred percent (100%) of his time providing it does not interfere with the goals and objectives of the Company. To the extent adopted and maintained by the Company, benefits to be received by the Executive shall include participation in the Company’s group medical, life, disability, and retirement plans, and any supplemental plans available to senior executives of the Company from time-to-time. For the avoidance of doubt, Executive shall be explicitly eligible to participate in any group medical insurance program that covers Company employees in existence as of the Effective Date or offered any time thereafter at the level available for employees who have been employed with the Company for at least five (5) years. Further, Executive shall be eligible to take paid time off in accordance with Company’s policies governing vacation and sick leave.

(c)     Relocation Benefits. No relocation benefits will be paid under this Agreement.

(d)    Business Expenses. The Company will reimburse Executive for reasonable business expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, including Company and client-related travel and reimbursable expenses, costs associated with the purchase and/or maintenance of technology or equipment required for the performance of Executive’s job duties or in connection with the business of the Company, and other expenses incurred by Executive all of which will be in accordance with the Company’s expense reimbursement policy as in effect from time to time.

(e)      Deferred Compensation The Executive will be entitled to participate in any deferred compensation plan that may be adopted by the Company, reflecting Executive’s right to receive awards from a share of the deferred compensation pool that shall be comprised of up to fifty percent (50%) of Company’s annual cash flow (which cash flow shall be defined as net income plus depreciation and amortization expense, less principal payments made on any indebtedness, less any capital expenditures paid in cash during a fiscal year) held in reserve for the payment of executive/management bonuses. All awards granted under a deferred compensation plan will be subject to the terms and conditions of the final deferred compensation plan to be adopted by Company’s Board.

5.     Termination of Employment.

(a)     Termination by Company for Cause; Voluntary Termination. Either Party shall have the right to terminate this Agreement in the manner set forth in this Agreement. In the event Executive’s employment with the Company is terminated for “Cause” (as defined below) by the Company or voluntarily by Executive (i) the Company shall pay Executive any unpaid base salary due for periods prior to the Termination Date; (ii) the Company shall pay Executive all of Executive’s accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by Executive, the Company shall reimburse Executive for all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to termination. These payments shall be made promptly upon termination in the Company’s next regularly scheduled payroll.

(b)     Termination by Company without Cause. The Company may terminate Executive’s employment without Cause upon sixty (60) days written notice to Executive. If Executive’s employment with the Company terminates other than voluntarily by Executive or for Cause, then, subject to Executive’s compliance with Section 7, Executive shall be entitled to:

(i)     Receive severance pay (less applicable withholding taxes) at a rate equal Executive’s then current base salary as of the termination date for the six (6) months following the termination date plus an amount equal to the aggregate Variable Compensation earned by Executive pursuant to Section 4(b) above during the 12-month period prior to termination date; provided that, if Executive is terminated within the first twelve (12) months following commencement of employment, the Variable Compensation aspect of the severance pay shall be the average Variable Compensation calculated over the period of Executive’s actual employment multiplied by a factor the result of which would be 12 (e.g., average Variable Compensation over 2 months would be multiplied by 6; average Variable Compensation over 6 months would be multiplied by 2, etc.). Subject to compliance with Section 5(f) below, and in particular the provisions of IRC Section 409A, any severance payment due to the Executive under this Section 5(b) shall be paid in a single, lump sum payment or otherwise at Executive’s direction, and in accordance with the Company’s normal payroll policies. Notwithstanding the foregoing, if Executive is terminated by the Company for failure to meet the expectations of the Board concerning the performance of the Executive’s duties outlined in this Agreement, but in the determination of the Board the Executive has made a good faith effort to perform such duties and has not taken any action or made any omission that would otherwise fall under the definition of “Cause” under Section 13(a)(i)-(iv) below, then the severance pay outlined herein above shall be limited to six (6) months.

(ii)     Continuation of any legally-allowed health (i.e., medical, vision and dental) coverage and benefits as in effect for the Executive on the day immediately preceding the day of the Executive’s termination of employment; provided, however, that (a) the Executive constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the IRC; and (b) Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. The Company shall continue to provide Executive with Company-paid health coverage until the earlier of (i) the date Executive is no longer eligible to receive continuation coverage pursuant to COBRA, or (ii) twelve (12) months from the Termination Date.

(c)     Death. In the event of Executive’s death while employed hereunder, Executive’s beneficiary (or such other person(s) specified by will or the laws of descent and distribution) will receive (i) continuing payments of severance pay (less applicable withholding taxes) at a rate equal to Executive’s base salary for a period of ninety (90) days from Executive’s death, to be paid periodically in accordance with the Company’s normal payroll policies, and (ii) any Company-paid COBRA benefits as specified in Section 5(b)(ii) above for ninety (90) days from Executive’s death.

(d)    Disability. In the event of Executive’s termination of employment with the Company due to “Disability” (as defined herein), Executive shall be entitled to continuing payments of base salary (less applicable withholding taxes) until Executive is eligible for long-term disability payments under the Company’s group disability policy; provided, however, that in no event shall such period of continued base salary exceed 180 days following termination.

(e)     Termination by Executive for Good Reason. If Executive terminates employment with the Company for “Good Reason” (as defined herein) within ninety (90) days of a Good Reason event, then, subject to Executive’s compliance with Section 7, Executive shall be entitled to the same benefits that he would receive in Section 5(b) above.

(f) Specified Employee. Notwithstanding any other provision in this Agreement to the contrary, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under IRC Section 409A(a)(2)(B), then with regard to any payment that is considered deferred compensation under IRC Section 409A payable on account of a “separation from service” (as defined for purposes of IRC Section 409A and corresponding regulations), such payment shall be made on the date which is the earlier of the following: (i) the expiration of the six (6) month period measured from the date of such “separation from service” of Executive, and (ii) the eighteen (18)-month anniversary of the date of this Agreement (the “Delay Period”), to the extent required under IRC Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 5(f) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum, without interest, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

6.     No Impediment to Agreement. Subject to Section 2 above, Executive hereby represents to the Company that Executive is not, as of the date hereof, and will not be during Executive’s employment with the Company, employed under contract, oral or written, by any other person, firm or entity that directly competes with Company, and is not and will not be bound by the provisions of any restrictive covenant or confidentiality agreement which would constitute an impediment to, or restriction upon, Executive’s ability to enter this Agreement and to perform the duties of Executive’s employment.

7.     Assignment of Inventions and Confidentiality Agreement. Executive acknowledges that by reason of his employment, he will have access to the Company’s trade secrets, confidential, and proprietary information, including but not limited to: confidential processes and technology, long range plans, marketing plans, supplier relationships, contract terms, compensation information, membership and customer data, financial information, pricing and costs information. Executive agrees, as a condition to Executive’s employment with the Company and the effectiveness of this Agreement, to execute the Company’s form of Employee Intellectual Property Agreement attached hereto as Exhibit A; provided, however, to the extent there is any inconsistency between such agreement and this Agreement, the Employee Intellectual Property Agreement shall control with respect to questions regarding ownership and/or rights in confidential information and intellectual property.

8.     Injunction. Executive agrees that an injunction may be granted by the Superior Court of San Francisco County, California, or by any other court or courts having jurisdiction, restraining him from violation of the terms of this Agreement, upon any breach or threatened breach. This shall not limit Company from any other relief or damages to which it may be entitled as a result of Executive’s breach of this Agreement.

9.     Alternative Dispute Resolution. Except in connection with an event subsequent to a Change in Control of the Company, in which case Executive is not required to offer to engage in formal mediation prior to filing any action or claim against the Company, Executive agrees that prior to filing any action or claim against the Company, the Company or any of its respective employees, he will offer to engage in formal mediation to resolve any disputes that may arise between Executive and the Company regarding Executive’s employment, the termination of employment, and/or this Agreement. Each party shall bear its own costs of mediation.

10.    Arbitration.

(a)     Any disputes, controversies or claims arising under or in connection with this Agreement (except disputes, controversies or claims arising after the occurrence of a Change in Control of the Company, in which case the provisions of this Section 10 will be in applicable) which the parties cannot resolve themselves, including disputes, controversies or claims pertaining to the general application, validity, construction, interpretation or enforceability of this Agreement and including any dispute relating to Executive’s employment or termination of employment (collectively, “Disputes”), will be settled exclusively by final and binding arbitration, before a single arbitrator, under the provisions the Federal Arbitration Act, and in accordance with the employment rules and procedures of the American Arbitration Association or, if the parties agree, the Judicial Arbitration and Mediation Service (“JAMS”). The term Disputes includes any claims based on violation of Law, such as claims for discrimination or civil rights violations under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act, the California Labor Code, or similar statutes. The term Disputes excludes (a) claims for workers’ compensation, unemployment insurance and any matter within the jurisdiction of the California Labor Commissioner or equivalent state agency with jurisdiction over wage claims, (b) any breach or alleged breach of Section 5, and (c) any request for equitable relief, including injunctive relief. Except as provided in this section, arbitration will be the exclusive method of resolving any Dispute, and both the Company and Executive are giving up any right they may otherwise have to a judge or jury deciding such Dispute.

(b)     The arbitration will provide for (i) reasonable written discovery and depositions as provided by the California Code of Civil Procedure and (ii) a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based. The Company will be responsible for payment of the tribunal costs relating to such arbitration; except in such Disputes where Executive asserts a claim under a state or federal statute prohibiting discrimination in employment or similar statutory, constitutional or public policy claim, or unless required otherwise by applicable Law (“Statutory Claim”). In Disputes where Executive asserts a Statutory claim, Executive will be required to pay only the initial filing fee to the extent such filing fee does not exceed the fee to file a complaint in state or federal court. The Company will pay the balance of the arbitrator’s fees and administrative costs. Each party will separately pay for its respective attorneys’ fees and expenses; provided, however, that the Arbitrator may award attorneys’ fees and costs to the prevailing party as allowed by law. All rights, causes of action, remedies and defenses available under California and federal law and equity are available to the parties hereto, and will be applicable as though in a court of law, including the right to file a motion for summary judgment. Any competent court having jurisdiction thereof may enter judgment upon any award rendered by the arbitrator.

(c)     This agreement to resolve any Disputes by binding arbitration will extend to claims against any Affiliate of a party, and, when acting within such capacity, any officer, director, shareholder, employee or agent of a party, or of any of the above, and will apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. The remedial authority of the arbitrator will be the same as, but no greater than, what would be the remedial power of a court having jurisdiction over the parties and their Dispute. This mutual arbitration agreement does not prohibit or limit either Executive or the Company’s right to seek equitable relief from a court including injunctive relief, a temporary restraining order, or other interim or conservatory relief, pending the resolution of a Dispute by arbitration.

(d)     The arbitrator will render an award and written opinion, and the award will be final and binding upon the parties. If any of the provisions of this Section are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination will not affect the validity of the remainder of this Section or this Agreement, and this Section and this Agreement will be reformed to the extent necessary to carry out the provisions of this Section to the greatest extent possible and to ensure that the resolution of all Disputes between the parties, including those arising out of statutory claims, will be resolved by neutral, binding arbitration. If a court should find that this section’s arbitration provisions are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

(e)     Unless mutually agreed by the parties, arbitration will take place in San Francisco, CA.

(f)     If a party institutes any legal action or administrative proceeding against the other with respect to any claim waived by this Agreement or pursue any arbitrable dispute by any method other than arbitration, the responding party will recover from the initiating party all damages, costs, expenses and attorneys’ fees incurred as a result of such action.

(g)     This Section 10 shall not be applicable in connection with any disputes, controversies or claims arising under or in connection with this Agreement that arise or occur after the occurrence of a Change in Control of the Company, and that none of the Parties are bound by this Section 10 in the event of a Change in Control of the Company.

11.     Non-Disparagement. Executive will not, directly or indirectly, make any disparaging, derogatory, negative or knowingly false statement about the Company or their respective equity holders, control persons, agents, successors and permitted assigns or any of their respective businesses, operations, financial condition or prospects, except as required by applicable law or order or as required in filing a charge with a government agency or complying with its investigation. This section will not prevent either party from making truthful statements in any judicial or governmental proceeding to enforce this Agreement or otherwise pursuant to legally compelled testimony.

12.     Fees. The prevailing party shall be entitled to its costs and attorney’s fees incurred in any litigation relating to the interpretation or enforcement of this Agreement, provided that a party’s right to fees and costs in connection with a wage or other statutory employment claim shall be governed exclusively by applicable state or federal law.

13.     Definitions.

(a)     Cause. For purposes of this Agreement, “Cause” is defined as any of the following: (i) fraud, illegal conduct, misappropriation or embezzlement on the part of Executive which results in material loss, damage or injury to the Company, (ii) a material breach of this Agreement (including any documents incorporated herein by reference) by Executive, (iii) Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or crime involving moral turpitude, or (iv) conduct by Executive which constitutes willful, wanton or grossly negligent neglect of duties. Conduct will not be willful or grossly negligent if done, or not done, by Executive in good faith and with reasonable belief that action or omission was in the best interest of the Company. Any termination for “Cause” hereunder must be determined by a vote of the Board, with Executive first having been given specific written explanation of the basis for the “Cause” determination and an opportunity to appear before the Board prior to final Board action. If the Company wishes to terminate Executive’s employment for Cause, it shall first give Executive forty-five (45) days prior written notice of the circumstances constituting Cause and an opportunity to cure unless the circumstances are not subject to being cured.

(b)     Change in Control. For purposes of this Agreement, “Change in Control” is defined as the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, the “Exchange Act”) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities or membership interest; provided, however, that for purposes of this subclause (i) the acquisition of additional securities or membership interest by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the securities or membership interests of the Company will not be considered a Corporate Transaction; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets (except for a sale or disposition of such assets to a subsidiary of the Company); (iii) the consummation of a merger or consolidation of the Company with any other corporation or company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities or membership interests of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iv) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the IRC wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company). Notwithstanding the foregoing, a transaction will not be deemed a Corporate Transaction unless the transaction qualifies as a change in control event within the meaning of IRC Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

(c)     Disability. For purposes of this Agreement, “Disability” is defined as Executive’s inability to perform his essential employment duties, with or without reasonable accommodation for 180 days (in the aggregate) in any one-year period as determined by concurrence of Executive’s attending physician and an independent physician selected by the Company, and failing concurrence of such physicians, then by an independent physician which they together select.

(d)    Good Reason. For purposes of this Agreement, “Good Reason” is defined as the occurrence of any of the following: (i) A material breach of this Agreement by the Company; (ii) Executive has a material reduction in position, status, duties or responsibilities, or is assigned duties materially inconsistent with his position as outlined in Schedule A, (iii) Executive’s base salary is reduced, (iv) Company fails to offer a formalized deferred compensation plan prior to February 28, 2019 under which Executive is eligible to participate in accordance with Section 4. If the Executive wishes to terminate his employment for Good Reason, he shall first give Company twenty-five (25) days prior written notice of the circumstances constituting Good Reason and an opportunity to cure unless the circumstances are not subject to being cured.

14.     Successors; Personal Services. The services and duties to be performed by the Executive hereunder are personal and may not be assigned or delegated. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Executive, the Executive’s heirs and representatives.

15.     Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to Executive at the home address, which Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the Board.

16.     Miscellaneous Provisions.

(a)     Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b)     Entire Agreement. This Agreement, including all exhibits and schedules attached hereto shall supersede and replace all prior agreements or understandings relating to the subject matter hereof, and no agreement, representations or understandings (whether oral or written or whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the relevant matter hereof. In the event of any conflict between this Agreement and any other agreements or understandings, the terms of this Agreement shall prevail.

(c)     Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws of the State of California without reference to any choice of law rules. The parties expressly stipulate that any litigation under this Agreement shall be brought in the state courts of San Francisco County, California or in the United States District Court for the Northern District of California in San Francisco, California. The parties agree to submit to the jurisdiction and venue of these courts.

(d)    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e)     No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection shall be void.

(f)     No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Executive may receive from any other source.

(g)    Payment Method. All amounts owed to the Executive under this Agreement will be paid directly to the Executive or alternatively to a separate entity upon the written direction of the Executive.

(h)     Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of all applicable income, health insurance and employment taxes.

(i)     Assignment by Company. The Company may assign its rights under this Agreement to an affiliate (as defined under the Securities Exchange Act of 1934, as amended), and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Executive.

(j)     Exclusivity. Each of the Parties acknowledge that this Agreement is being entered exclusively between the Executive and the Company, and that none of the respective affiliates of any of the Parties, including but not limited to the sole member of the Company, McorpCX, Inc., will be bound by any of the terms of this Agreement.

(k)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(l)    Code Section 409A Compliance. The intent of the parties is that payments and benefits under this Agreement comply with IRC Section 409A and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under IRC Section 409A (or is intended to qualify for an exemption under IRC Section 409A) and such payment or benefit is payable upon Executive’s termination of employment or termination of this Agreement, then the phrase “termination of employment,” “termination of this Agreement” and other similar phrases in this Agreement will be deemed to mean a “separation from service,” as defined in accordance with IRC Section 409A and corresponding Treasury regulations. Additionally, to the extent that any reimbursements under this Agreement are subject to the provisions of IRC Section 409A , any such reimbursements payable to Executive will be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of the expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit. The Company makes no representation or warranty and will have no liability to Executive or any other person with respect to whether any provision of this Agreement fails to comply with IRC Section 409A or fails to satisfy an intended exemption from IRC Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by IRC Section 409A.

(k)     IRC Section 280G. Notwithstanding any provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any amount or benefit to be paid or provided by the Company or its affiliates to the Executive or the Executive’s benefit pursuant to this Agreement or otherwise (“Covered Payments”) would be an “excess parachute payment,” within the meaning of Section 280G of the IRC, but for this Section 16(k), then the Covered Payments shall be reduced to the minimum extent necessary (but in no event less than zero) so that no portion of any Covered Payments, as so reduced, constitutes an excess parachute payment, but only if and to the extent that such reduction will also result in, after taking into account all state, local and federal taxes applicable to the Executive (computed at the highest applicable marginal rate), including any taxes payable pursuant to Section 4999 of the IRC (and any similar tax that may hereafter be imposed under any successor provision or by any taxing authority), greater after-tax proceeds to the Executive than the after-tax proceeds to the Executive computed without regard to any such reduction. The determination of whether any reduction in such Covered Payments is required pursuant to this Section 16(k) shall be made by a firm of independent certified public accountants or a law firm selected by the Company. In the event that any Covered Payment is required to be reduced pursuant to this Section 16(k), the Executive shall be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section 16(k). The Company shall provide the Executive with all information reasonably requested by the Executive to permit the Executive to make such designation. In the event that the Executive fails to make such designation within ten (10) business days of the date on which he is notified of the determination that a reduction in Covered Payments is required under this Section 16(k), the Company may affect such reduction in any manner it deems appropriate.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	MCORPCX, LLC

	/s/ Gregg R Budoi	[Sign Here]
Gregg R. Budoi, Board Member

EXECUTIVE:	/s/ Michael Hinshaw	[Sign Here]
Michael Hinshaw

SCHEDULE “A”

DUTIES AND RESPONSIBILITIES OF THE CHIEF EXECUTIVE OFFICER OF THE

COMPANY

●	Manage all operations of the Company in adherence to the Limited Liability Company Agreement for McorpCX, LLC.
●

Dedicate a substantial portion of Executive’s professional time to the management of the operations of the Company, but in no event less than such amount of time as may be required to adequately perform the required duties and responsibilities of the Executive’s position with the Company. Materially meet the financial metrics established within the annually Board approved operating budget as defined and agreed to by the Board and the Executive

●	Hire/fire employees or contractors sufficient to meet the business plan objectives
●	Market the Company and its services to the Board directed customer/client segments
●

Through ongoing thought leadership activities, continue to promote the Company as a leader in the various markets and for the various segments that the company intends to and does pursue as prospective sources of new business and/or industry influence.

●	Protect all intellectual property and client relationships

Exhibit “A”

EMPLOYEE INTELLECTUAL PROPERTY AGREEMENT

(attached)

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